Exhibit 99.1

   Dell Receives NASDAQ Notice Due to Delay in Filing of Form 10-Q

    ROUND ROCK, Texas--(BUSINESS WIRE)--Dec. 15, 2006--Dell Inc. (NASDAQ:DELL) announced that the company received, as expected, a NASDAQ Staff Determination letter on December 15, 2006, indicating that the company is not in compliance with the NASDAQ continued listing requirements set forth in Marketplace Rule 4310(c) (14). The Determination letter relates to the company's Form 10-Q for the fiscal third quarter ended November 3, 2006.

    The company previously announced the receipt of a NASDAQ Staff Determination letter on September 15, 2006, indicating that the Company was not in compliance with the NASDAQ continued listing requirements set forth in Marketplace Rule 4310(c) (14) due to the delay in the filing of its Form 10-Q for the fiscal second quarter ended August 4, 2006. On November 2, 2006, the Company appeared before the NASDAQ Listing Qualifications Panel to present a plan for regaining compliance and to request continued listing on The NASDAQ Stock Market. The panel has not yet rendered a decision.

    As previously announced, the U.S. Securities and Exchange Commission (SEC) and the Company's Audit Committee are conducting investigations into certain accounting and financial reporting matters, including the possibility of misstatements in prior period financial reports, and the company previously received a related subpoena from the United States Attorney for the Southern District of New York. The company is delaying the filing of the Form 10-Q for its fiscal third quarter ended November 3, 2006 because of questions raised in connection with those ongoing investigations. The company is committed to resolving the issues raised in connection with the investigations, and regaining compliance with all SEC filing requirements (including the filing of its Forms 10-Q for the fiscal second and third quarters of 2007) and all NASDAQ listing requirements, as soon as possible.

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. For more information, visit http://www.dell.com. To get Dell news direct, visit http://www.dell.com/RSS.

    Dell is a trademark of Dell Inc.

    Dell disclaims any proprietary interest in the marks and names of others.

    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             Bob Pearson, 512-728-3256
             Bob_pearson@dell.com
             or
             Dwayne Cox, 512-728-6236
             Dwayne_Cox@dell.com
             or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com